EXHIBIT 4.8

                                 AMENDMENT NO. 5
                                       TO
                    THE FIRST AMERICAN FINANCIAL CORPORATION
                               401(k) SAVINGS PLAN


          The following amendment is hereby made to The First American Financial Corporation 401(k) Savings Plan (effective as of January 1, 1995) (hereinafter referred to as the "Plan"). Except as otherwise specified, this amendment is effective as of July 1, 1998.

          Plan section 2.1(s)(4), relating to the definition of "Small Cap Stock Fund," is amended to read in full as follows:

               A "Small or Mid-Cap Stock Fund" which invests primarily in common stock and securities convertible into common stock of small or mid-sized capitalization companies, as well as such other similar property as the investment manager, acting in accordance with the terms of the Trust Agreement, considers advisable to meet the fund's objective of long-term capital growth.

          Except as amended above, the Plan as in effect prior to this amendment shall continue unchanged.

                                   **********

In Witness Whereof, the Company has caused this Amendment to be signed on its behalf and attested by its duly authorized officers this 27th day of August, 1998.

                                   The First American Financial Corporation


                                   By:      /s/ Parker S. Kennedy
                                            ------------------------------------
                                            Parker S. Kennedy
                                   Its:     President


                                   By:      /s/ Mark R Arnesen
                                            ------------------------------------
                                            Mark R Arnesen
                                            Its:     Secretary